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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Shire BioChem Inc.
--------------------------------------------------------------------------------
   (Last)                       (First)                   (Middle)

     275 Armand-Frapper Blvd.
--------------------------------------------------------------------------------
                                    (Street)

     Laval (Quebec)                  Canada               H7V 4A7
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     June 29, 2002
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     ImmunoGen, Inc. (IMGN)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |X|  Other (specify below)

     See Explanation of Responses below.
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |_|  Form filed by One Reporting Person

     |X|  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           356,297       $2.366         D
------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           356,297       $2.366         D

------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           356,297       $2.366         D

------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           356,297       $2.366         D

------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           356,297       $2.366         D

------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           356,297       $2.366         D

------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           356,297       $2.366         D

------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           356,297       $2.366         D

------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           356,297       $2.366         D

------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           356,297       $2.366         D

------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           356,297       $2.366         D

------------------------------------------------------------------------------------------------------------------------------------
Warrant (Right to
buy)(1)                  7/31/2000  7/31/2002       Common Stock           782,755       $2.366         D

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) Prior to July 29, 2002, Shire BioChem, a wholly owned subsidiary of Shire Pharmaceuticals Group Plc, was the owner of the warrants listed above, the terms of exercise of which, as to the number of shares, varied with the market price of the common stock. On June 29, 2002, Shire BioChem Inc. could have exercised the warrants listed above for more than 10% of the Immunogen, Inc. common stock based on the average closing price per share of the common stock for the five consecutive trading days preceding such date, which was $2.366. Upon Shire BioChems' exercise of the warrants on July 29, 2902, and at all times since, Shire BioChem has beneficially owned less than 10% of Immunogen's common stock.



/s/ Joseph Rus                                              October 3, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      Name:   Joseph Rus
      Title:  President and Chief Executive Officer

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                             Joint Filer Information


Name:    Shire Pharmaceuticals Group plc

Address: Hampshire International Business Park
                  Chineham, Basingstoke
                  Hampshire, England  RG24 8EP

Designated Filer: Shire BioChem Inc.

Issuer & Ticker Symbol:    ImmunoGen, Inc. (IMGN)

Date of Event Requiring Statement:  June 29, 2002


Signature:        /s/ Angus Charles Russell
                  --------------------------------------------
                           Name:  Angus Charles Russell
                           Title:  Group Finance Director